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                                                                    EXHIBIT 10.8
                            MANUFACTURING SUPPLY AGREEMENT


    This MANUFACTURING SUPPLY AGREEMENT (the "Agreement"), dated this 19th day of July, 1995, is made by and between Vista Medical Technologies ("Vista"), a California Corporation, located at 2752 Loker Avenue West, Carlsbad, California 92008 and KAISER ELECTRO-OPTICS, INC. ("KEO"), a California Corporation, located at 2752 Loker Avenue West, Carlsbad, California 92008.

                                       RECITALS

    WHEREAS, Vista has developed and owns exclusive rights to a proprietary Medical Head Mounted Display ("MHMD"); and

    WHEREAS, KEO has developed Head Mounted Displays ("HMD") for nonmedical markets, provided development services for Vista's MHMD and possesses certain know-how and manufacturing technology related to HMD; and

    WHEREAS, Vista desires to have KEO manufacture the display optical subassembly of its MHMD and any reasonable functional derivative thereof, such subassemblies hereinafter referred to as "Product'; and

    WHEREAS, KEO desires to manufacture Product and to meet Vista's reasonable requirements as to competitive price, delivery, and quality;

    NOW, THEREFORE, in consideration of the above matters and of the covenants contained herein, Vista and KEO agree as follows:

                                      AGREEMENT

    1. PREFERRED SUPPLIER RELATIONSHIP: During the term of this Agreement, KEO shall be Vista's preferred supplier of Product, and Vista shall contract with KEO to supply up to 100%, but not less than 75%, of its requirements for Product. Similarly,

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KEO shall not supply HMDs to any direct competitor of Vista in the medical marketplace.

    2. PRODUCT SPECIFICATIONS: KEO will supply Product to Vista consisting of the head-mounted display optical subassembly of the MHMD, in accordance with specifications defined prior to placing of a purchase order by Vista and acceptance by KEO. All modifications of the Product must be mutually agreed upon in writing by Vista and KEO and documented by Vista according to current GMP (Good Management Practices) then in effect.

    3. PRODUCT CONFORMITY: In the event of test results which show a lack of Product conformity to quality or specifications provided and mutually agreed to, KEO will repair or replace the Product within a reasonable time. Failure to repair or replace non-conforming products, as defined in the purchase orders and agreed upon specifications, within eight (8) weeks shall be considered a failure to supply.

    4. PURCHASE ORDERS: KEO will accept each purchase order submitted by Vista hereunder that conforms with the terms of this Agreement. In the event that pre-printed terms on Vista's purchase order are in conflict with this Agreement, the terms of this Agreement shall prevail.

    5.   VISTA'S FORECAST:  Vista will provide KEO with              * * *
forecasts of its anticipated requirements for Product for the following    * * *
* * *    However, the      * * *    of this    * * *   forecast, as well as the
mutually agreed to purchase of long-lead items of significant value required to
meet the forecast beyond the    * * *   will be   * * *    to both parties.  KEO
agrees to



* * * Confidential Treatment Requested

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meet Vista's reasonable schedule requirements; once agreed, repeated failure to meet delivery schedules shall be considered a failure to supply.

    6.   COMPETITIVE PRICING:  For the    * * *  , the price of the Product
sold by KEO to Vista will be that price agreed to be mutually acceptable prior to the start of production. KEO's pricing for Vista's Product will remain competitive over time to that generally charged for similar OEM products of the same performance level in the medical marketplace. Failure to remain competitive, according to evidence documented by Vista, shall be considered a failure to supply.

    7. REGULATORY APPROVAL: Vista shall be solely responsible for obtaining any regulatory approvals it requires to market and sell its products. KEO agrees to provide Vista with all specified information and materials required for the purpose of obtaining any regulatory approvals. Vista will require KEO to manufacture Product in accordance with Vista's specified GMP requirements for suppliers. Failure to conform shall be considered a failure to supply.

    8. INSURANCE: KEO shall maintain product liability insurance in effect to cover any manufacturing deficiencies in its Product caused by non-conformance to the product specification. KEO agrees to indemnify, protect, and save Vista including Vista's dealers and agents harmless from and against all claims, demands, proceedings, lawsuits, and actions and any liabilities, expenses, or costs due directly to any product malfunction caused by non-conformance to the Product specification. KEO will not be liable for any failures of the MHMD caused by manufacturing or design defects in anything other than its own manufacturing of Product.



* * * Confidential Treatment Requested


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    9.   INDEMNIFICATION:  For and in consideration of Vista's purchase of
Product under this Agreement, KEO will indemnify, hold harmless and defend Vista, including Vista's dealers and agents, from and against any claim, demand, liability, loss, damage, suit, or judgment resulting from operational deficiencies caused by non-conformance to the Product specification.

    10. KEO WARRANTIES: KEO warrants that title to all Product delivered to Vista will be free and clear of all liens, encumbrances and security interests; and that all Product sold under this Agreement will conform to the specifications accepted by KEO, and shall be free from defects in material and workmanship under normal use and service. Any Product which exhibits such defects in material and workmanship within 12 months from date of shipment to the final customer but not more than 15 months from date of shipment to Vista shall be repaired or replaced, at KEO's option, without charge, under terms of this Agreement.

         VISTA WARRANTIES: Vista agrees to be solely responsible for any warranty that it extends or allows to be extended to its customers, whether express or implied, with respect to the Product.

    11. TERM OF AGREEMENT: The duration of this Agreement is three (3) years from the date of execution provided that it is not terminated sooner pursuant to paragraph 12 below. After termination, the following provisions will survive and remain in force: paragraphs 8 (Insurance), 9 (Indemnification), 10 (Warranties), 12 (Termination), 13 (Obligations on Termination), 16 (Applicable
Law), 17 (Relationship of Parties), 20 (Tradenames/Trademarks), 21 (Non-Disclosure), and 23 (Statute of limitations).


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    12.  TERMINATION:  The following provisions shall govern the termination of this Agreement:

         (a) If either party has defaulted or failed to perform any obligation arising under this Agreement and fails to remedy such default or non-performance after written notice by the other party within thirty (30) days for payment of monies due and sixty (60) days for all other defaults (including KEO's failure to supply), the other party has the right to terminate this Agreement immediately upon further written notice.

         (b) Either party, at its election, may treat this Agreement as breached and, without prejudice to any other of its rights, may forthwith terminate this Agreement by written notice to the other party on occurrence of any of the following events:

              (i) The other party shall make a general assignment for the benefit of creditors;

              (ii) A receiver of all or substantially all of the property of the other party shall be appointed and not removed within thirty (30) days;

              (iii) The other party shall file a petition for reorganization under the provisions of federal bankruptcy laws;

              (iv) The other party shall file a petition for an arrangement under federal bankruptcy laws;

              (v)   The other party shall become or be declared insolvent;
and/or

              (vi) The other party shall file a petition in bankruptcy or shall be adjudged a bankrupt.


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         (c)  The two parties may elect to terminate the Agreement by mutual written consent at any time.



    13.  OBLIGATIONS ON TERMINATION:  Upon termination of this Agreement:

         (a) All amounts owing by Vista or KEO shall remain due and payable as provided herein;

         (b) All unshipped orders due to be shipped after the effective date of termination for breach shall be canceled without liability of either party to the other;

         (c) All unshipped orders (and mutually agreed in advance long-lead items) due to be shipped after the effective date of termination if such termination is for reasons other than a breach, shall be binding, unless otherwise mutually agreed by the parties; and

         (d) Neither party shall be liable to the other because of such termination for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, leases, or commitments in connection with the business or goodwill of Vista or KEO or for any other reason whatsoever growing out of such termination.

    14. ASSIGNMENT: Neither party may assign or otherwise dispose of this Agreement and any right or obligation arising under this Agreement without the prior written approval given by the other party. However, the Agreement shall survive a transfer of control or sale of either Vista or KEO to a 3rd party.

    15. WAIVER: The waiver by either party of one breach or default hereunder shall hot constitute the waiver of any subsequent breach or default.


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    16.  APPLICABLE LAW:  This Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to the rules of conflict of laws.

    17. RELATIONSHIP OF THE PARTIES: Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for or bind the other party.

    18. HEADINGS: Headings are inserted in this Agreement only for convenience and shall not be used to construe its terms.

    19. NOTICES: All notices required or permitted by this Agreement, or given in connection with this Agreement, shall be in writing and may be by personal delivery by Federal Express or by depositing the written notice with the United States Postal Service, postage pre-paid, first-class, Certified Mail, return receipt requested, addressed to the party to receive the same as follows:



    ---------------------------------       -------------------------------
    President                               President
    Vista Medical Technologies, Inc.        Kaiser Electro-Optics, Inc.
    2752 Loker Avenue West                  2752 Loker Avenue West
    Carlsbad, CA 92008                      Carlsbad, CA 92008



or to any other address or addresses as shall be designated in writing in the same manner.

    20. TRADENAMES/TRADEMARKS: Each party acknowledges the validity of each other's tradenames and trademarks and that neither party shall have any right to or interest in any tradenames or trademarks owned, used, or claimed now or in the future by Vista or KEO as a result of this Agreement.


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    21.  NON-DISCLOSURE: Because the parties have and will continue to exchange confidential, sensitive, and/or unique data relating to product, markets and/or projects, the attached Non-Disclosure Agreement is incorporated herein as Exhibit "A."

    22. REGULATORY REQUIREMENTS: Vista is responsible for complying with regulatory requirements including, but not limited to, all costs related to UL, FDA, and resale of the product. KEO will provide Vista with all specified information and materials required by Vista for the purpose of obtaining any regulatory approvals. All regulatory data is the sole property of Vista.

    23. STATUTE OF LIMITATIONS: Any action for breach of this Agreement must be commenced within one (1) year after the cause of action has accrued.

    24. ENTIRE AGREEMENT/SEVERABILITY: This Agreement, with its exhibits, constitutes the entire Agreement between the parties with respect to the manufacture and sale of products and supersedes any prior agreements or understandings. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of both parties. In case any provision(s) shall, insofar as possible, be construed or applied in such manner as will permit enforcement; otherwise this Agreement shall be construed as though such provision had never been made a part thereof.


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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized representatives as of the date first set forth above.



VISTA MEDICAL TECHNOLOGIES, INC.            KAISER ELECTRO-OPTICS, INC.



BY:  /s/ John Lyon                          By:  /s/ Jerry Carollo
   -------------------------                    ------------------------
    John Lyon                                    Jerry Carollo
    President                                    President


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